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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                        For the quarter                For the nine months
                                                                       Ended September 30,             Ended September 30,
                                                                      1999             1998           1999             1998
                                                                  --------------    -----------    ------------    -------------
                                                                                 (In thousands, except share data)
Net Earnings                                                       $   7,204        $ 10,305       $  30,266        $ 28,241

Average common shares outstanding                                     13,689          13,670          13,679          13,670

Net earnings per share - basic                                     $    0.52        $   0.76       $    2.21        $   2.07

Average common share equivalents outstanding                          13,984          14,188          14,178          14,156

Net earnings per share - diluted                                   $    0.51        $   0.73       $    2.14        $   2.00

